Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made as of September 25, 2024, (the “Agreement Date”), with an effective date of September 25, 2024 (the “Effective Date”), by Playa Resorts Management, LLC, a Delaware limited liability company with an address at 3950 University Drive, Suite 301, Fairfax, Virginia 22030 (“Employer”), and Bruce Wardinski (“Mr. Wardinski”). Playa Hotel & Resorts, N.V., a public limited liability company organized and existing under the laws of the Netherlands, (“Playa”), is entering into this Agreement solely with respect to Section 12 below. Mr. Wardinski and Employer are referred to as “Parties” or “Party” herein.

WHEREAS, Mr. Wardinski currently serves as the Chief Executive Officer (“CEO”) of Employer and Playa and Chairman of the Board of Directors of Playa (the “Playa Board”) (together, the “Playa Appointments”), and as a member of various boards of Playa’s subsidiaries, pursuant to an Employment Agreement effective January 1, 2022 (the “Prior Employment Agreement”);

WHEREAS, as of the Effective Date, Employer desires to continue to engage Mr. Wardinski in the Playa Appointments; and

WHEREAS, Mr. Wardinski desires to continue to serve in the Playa Appointments, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. Term

Employer shall employ Mr. Wardinski, and Mr. Wardinski shall be employed by Employer, upon the terms and conditions set forth in this Agreement. Unless terminated earlier pursuant to Section 5 below, Mr. Wardinski’s employment pursuant to this Agreement shall be for a period of three (3) years commencing on the Effective Date and ending on September 24, 2027 (the “Initial Term”). The term shall automatically be extended by one (1) year (a “Renewal Term”) if neither Party provides the other Party with written notice of his or its intention not to renew the Agreement at least 90 days prior to the expiration of the Initial Term or the then effective Renewal Term (a “Non-Renewal Notice”). Non-renewal of this Agreement shall not constitute a termination of Mr. Wardinski without Cause or a resignation for Good Reason under this Agreement for purposes of Section 5 or Section 6 below. The period during which Mr. Wardinski is employed hereunder is hereinafter referred to as the “Employment Period.”

2. Title; Duties

(a) Mr. Wardinski shall be employed as CEO of Employer. Mr. Wardinski shall report to the Playa Board, which shall have the final and exclusive authority to direct, control and supervise the activities of Mr. Wardinski. Mr. Wardinski shall perform such services consistent with his position as may be assigned to him from time to time by the Playa Board. Mr. Wardinski is employed in a fiduciary relationship with Employer and Playa. In his capacity as Chairman of the Playa Board, Mr. Wardinski shall recuse himself from all actions of the Playa Board (including its Compensation Committee) relating to evaluation of his performance, compensation decisions that may affect him, decisions relating to his retention and any action relating to this Agreement or his employment. In addition to the foregoing, Mr. Wardinski shall perform duties consistent with his performance of the Playa Appointments and his appointment from time to time to any other executive positions with Employer or any of Employer’s related or affiliated entities (collectively, the “Playa Affiliates”). For the avoidance of doubt, Mr. Wardinski may be appointed, removed, and reappointed to or from executive and directorship positions of any Playa Affiliate and any such action, other than a removal of Mr. Wardinski as (i) an executive of Employer or (ii) any of his other Playa Appointments, shall not constitute a termination of Mr. Wardinski under this Agreement.

(b) Mr. Wardinski shall carry out his duties set forth in this Agreement at Employer’s offices in Fairfax, Virginia; provided, however, that Mr. Wardinski’s duties require extensive and extended travel, which the parties expect may involve travel approximately fifty percent (50%) of the time, with fluctuations based upon business needs.

3. Extent of Services

(a) General. Mr. Wardinski shall devote a substantial majority of his business time, attention, skill, and effort to the performance of his duties under this Agreement. Mr. Wardinski may, to the extent such activities do not impair the performance of his duties to Employer, Playa, or the Playa Affiliates: (i) engage in personal investments and charitable, professional, and civic activities; (ii) serve on boards of directors (or other governing bodies) of non-competitive corporations (or other entities) other than Employer and the Playa Affiliates; and (iii) engage in such additional activities and serve on such additional boards of directors (or other governing bodies) as the Playa Board shall approve; provided, however, that Mr. Wardinski shall resign promptly from any additional boards of directors (or other governing bodies) if directed to do so by the Playa Board in its sole and absolute discretion. Mr. Wardinski shall not serve on the board of directors (or other governing body) of any corporation (or any other entity) that engages in activities in competition with those of Employer, Playa, or any Playa Affiliate. Mr. Wardinski shall perform his duties to the best of his ability, shall adhere to Employer’s policies and procedures, and shall use his best efforts to promote the interests, reputation, business, and welfare of both Employer and Playa.

4. Compensation and Benefits

(a) Salary. During the Employment Period, Employer shall pay Mr. Wardinski a gross annual base salary (“Base Salary”) of $850,000. For the avoidance of doubt, Mr. Wardinski shall not be entitled to receive any other salary with respect to his service as an officer, director, or employee of any Playa Affiliate. The Base Salary shall be payable in arrears in approximately equal bi-weekly installments (except that the first and last such bi-weekly installments may be prorated if necessary) on Employer’s regularly scheduled payroll dates, less applicable taxes and withholding. The Playa Board shall review Mr. Wardinski’s Base Salary annually in conjunction with its regular review of executives’ salaries and make such increases, if any, to his Base Salary as the Playa Board shall deem appropriate in its sole and absolute discretion.

(b) Incentive Compensation

(i) During the Employment Period, commencing with the calendar year that includes the Effective Date, Mr. Wardinski shall be eligible to receive a “Discretionary Annual Bonus” with a target amount of one hundred and fifty percent (150%) of his Base Salary and with a maximum of three hundred percent (300%) of his Base Salary. The amount, if any, of each Discretionary Annual Bonus payable to Mr. Wardinski shall be determined by the Playa Board in its sole and absolute discretion, taking into account such criteria as the Playa Board shall deem appropriate. The Playa Board shall make its determination of the amount of the Discretionary Annual Bonus (if any) payable to Mr. Wardinski promptly after the Playa Board’s acceptance of the financial results for the applicable year. Mr. Wardinski shall be entitled to receive the Discretionary Annual Bonus (if any) for a given year so long as he is an active employee in good standing on the last day of the year for which the Discretionary Annual Bonus is given. Each such Discretionary Annual Bonus directed to be awarded to Mr. Wardinski shall be payable as soon as practical, but no later than March 15 of the year following the year of performance. Subject to the foregoing, Mr. Wardinski may be entitled to receive a pro-rata amount of the Discretionary Annual Bonus for any partial calendar year occurring by reason of termination of this Agreement pursuant to the terms of Section 5(b) or (c) below.

(ii) During the Employment Period, Mr. Wardinski shall be eligible to participate in any equity compensation plan under which similarly-situated senior executives of Employer are eligible to receive equity awards for service to Employer (as it has been or may be amended and/or restated from time to time, the “EIP”). The terms and amounts of any EIP awards granted to Mr. Wardinski shall be determined by the Playa Board in its sole and absolute discretion.

(iii) During the Employment Period, Mr. Wardinski may be eligible to participate in such other incentive compensation programs as may be provided to senior executives of Employer or the Playa Affiliates, as such programs may be amended and/or restated from time to time.

(iv) Notwithstanding anything to the contrary contained in this Agreement, Mr. Wardinski’s entitlement to any Discretionary Annual Bonus and any award granted to Mr. Wardinski under the EIP or any other incentive compensation program shall be determined and approved by the Playa Board, in each case in its sole and absolute discretion.

(c) Other Benefits. During the Employment Period, Mr. Wardinski shall be entitled to paid time off and holiday pay in accordance with Employer’s policies in effect from time to time, and to participate in such life, health and disability insurance, pension, deferred compensation and incentive plans, stock options and awards, performance bonuses and other benefits as Employer extends, as a matter of policy, to senior executive employees of Employer. The terms and conditions of such benefits shall be as set forth in Employer’s applicable policies and plan documents, as they may exist and be amended from time to time.

(d) Reimbursement of Business Expenses. During the Employment Period, Employer shall reimburse Mr. Wardinski for all reasonable travel, entertainment and other expenses incurred or paid by Mr. Wardinski in connection with, or related to, the performance of his duties, responsibilities or services to Employer and the Playa Affiliates under this Agreement in accordance with the reimbursement policy and procedure then adopted, from time to time, by Employer and upon presentation by Mr. Wardinski of reasonable documentation, expense statements, vouchers and such other supporting information as Employer may reasonably request.

5. Termination

(a) Termination by Employer for Cause. Employer may terminate Mr. Wardinski’s employment under this Agreement at any time for Cause (subject to any cure periods set forth in this Section 5(a)). For purposes of this Agreement, “Cause” for termination shall mean any of the following: (i) the conviction of Mr. Wardinski of, or the entry of a plea of guilty, first offender probation before judgment, or nolo contendere by Mr. Wardinski to, any felony or any other crime involving dishonesty; (ii) fraud, misappropriation, embezzlement, or breach of fiduciary duty by Mr. Wardinski with respect to Employer or any of the Playa Affiliates; (iii) Mr. Wardinski’s material breach of the written employment policies and code of conduct to which Mr. Wardinski is subject, including, but not limited to, polices against discrimination or harassment; (iv) Mr. Wardinski’s willful failure, bad faith, or gross negligence in the performance of his assigned duties for Employer or any Playa Affiliate following Mr. Wardinski’s receipt of written notice of such willful failure, bad faith, or gross negligence; (v) Mr. Wardinski’s failure to follow reasonable and lawful directives of the Playa Board following Mr. Wardinski’s receipt of written notice of such failure; (vi) any act or omission of Mr. Wardinski that the Playa Board reasonably determines to be likely to have a material adverse impact on Employer’s or any Playa Affiliate’s business or reputation for honesty and fair dealing; other than an act or failure to act by Mr. Wardinski acting reasonably, in good faith and without reason to believe that such act or failure to act would adversely impact Employer’s or any Playa Affiliate’s business or reputation for honesty and fair dealing; or (vii) the breach by Mr. Wardinski of any material term of this Agreement following Mr. Wardinski’s receipt of written notice of such breach. In the case of items (iv), (v), and (vii), Cause shall not exist unless the Playa Board provides Mr. Wardinski with written notice of any such condition constituting Cause and such condition, if curable (as determined in the sole discretion of the Playa Board), is not cured within a period of thirty (30) days following receipt by Mr. Wardinski of notice of such breach.

(b) Termination by Employer without Cause. Upon giving Mr. Wardinski sixty (60) days’ written notice, Employer may terminate this Agreement without Cause. At Employer’s sole and absolute discretion, it may substitute sixty (60) days’ salary in lieu of some or all of the sixty (60)-day notice period, or place Mr. Wardinski on paid administrative leave for all or some of that period. Any salary paid to Mr. Wardinski by Employer in lieu of notice shall not be offset against any entitlement Mr. Wardinski may have to the Severance Payment pursuant to Section 6(c)(i) below. Mr. Wardinski may not, without written consent of the Playa Board, cease reporting to work during any notice period (other than due to leave rights protected by law).

(c) Termination by Mr. Wardinski for Good Reason. Mr. Wardinski may terminate his employment hereunder for Good Reason (subject to any cure periods set forth in this Section 5(c)). Mr. Wardinski may not terminate this Agreement for Good Reason hereunder unless and until he has provided Employer with written notice of the action which Mr. Wardinski contends to be Good Reason (which notice must specify that such action constitutes the basis for a “Good Reason” resignation hereunder), such written notice is provided within sixty (60) days of the initial event which constitutes Good Reason and Employer has failed to reasonably remedy such action within thirty (30) days of receiving such written notice, and Mr. Wardinski actually terminates his employment within thirty (30) days following the conclusion of such thirty (30) day cure period. For purposes of this Agreement, “Good Reason” for termination shall mean, without the written consent of Mr. Wardinski, any of the following: (i) a material reduction of the duties, authority, or responsibilities of Mr. Wardinski (for the avoidance of doubt, if Mr. Wardinski is removed as a director or senior executive of any Playa Affiliate, such removal or resignation shall not constitute a basis for a resignation or termination of this Agreement by Mr. Wardinski for Good Reason); (ii) a material reduction in Mr. Wardinski’s Base Salary or target Discretionary Annual Bonus opportunity; (iii) a material reduction in the authority, duties, or responsibilities of the supervisor to whom Mr. Wardinski is required to report, including a requirement that Mr. Wardinski report to a corporate officer or employee instead of reporting directly to a board of directors, and also including a requirement that Mr. Wardinski work within a division or business unit of a larger public or private company; (iv) a requirement that Mr. Wardinski change the principal geographic location at which Mr. Wardinski must work by more than thirty-five (35) miles from Mr. Wardinski’s then-current location; or (v) a breach of any material term of this Agreement by Employer or, with respect to Section 12 below, Playa.

(d) Mr. Wardinski’s Death or Disability. Mr. Wardinski’s employment with Employer shall terminate immediately upon his death or, upon written notice as set forth below, his Disability. As used in this Agreement, “Disability” shall mean such permanent physical or mental impairment as would render Mr. Wardinski unable to perform his duties under this Agreement for more than one hundred eighty (180) days in any twelve (12)-month period. If the Employment Period is terminated by reason of Mr. Wardinski’s Disability, either party shall give thirty (30) days’ advance written notice to that effect to the other. This Section 5(d) is intended to be interpreted and applied consistent with any laws, statutes, regulations, and ordinances prohibiting discrimination, harassment, or retaliation on the basis of a disability.

(e) Termination by Mr. Wardinski without Good Reason. Mr. Wardinski may terminate his employment under this Agreement at any time without Good Reason upon giving Employer sixty (60) days’ advance written notice.

6. Effect of Termination

(a) General. Regardless of the reason for any termination of this Agreement (other than terminations due to Mr. Wardinski’s death or Disability, which are covered by Sections 6(e)(i) and (ii) below, respectively), Mr. Wardinski shall be entitled to receive each of the following: (i) payment of any earned but unpaid portion of his Base Salary through the effective date of termination; (ii) reimbursement for any outstanding reasonable business expense he has incurred in performing his duties hereunder in accordance with Section 4(d) above; (iii) continued insurance benefits to the extent required by law; and (iv) payment of any fully vested and nonforfeitable but unpaid rights as required by the terms of any bonus or other incentive pay plan, or any other employee benefit plan or program of Employer or a Playa Affiliate. Any termination under this Agreement shall, unless stated otherwise by Employer in writing, include termination of all Playa Appointments and any other position or appointment held by Mr. Wardinski at any Playa Affiliate.

(b) Termination by Employer for Cause. If Employer terminates Mr. Wardinski’s employment for Cause pursuant to Section 5(a) above, Mr. Wardinski shall have no rights or claims under this Agreement against Employer or any of the Playa Affiliates or their officers, directors, employees, or equity holders, with respect to such termination of employment or termination of any other position then held by Mr. Wardinski with any of the Playa Affiliates, except only to receive the payments and benefits described in Section 6(a) above.

(c) Termination by Employer without Cause or by Mr. Wardinski for Good Reason. If Employer terminates this Agreement without Cause pursuant to Section 5(b) above, or Mr. Wardinski terminates this Agreement for Good Reason pursuant to Section 5(c) above during the Employment Period (for the avoidance of doubt, expiration of the Employment Period does not constitute termination without Cause), then Mr. Wardinski shall only be entitled to receive, and Employer shall pay, in addition to the items referenced in Section 6(a) above, the following consideration, subject to Section 6(h) below:

(i) An aggregate amount equal to two (2) times his Base Salary at the rate in effect on his last day of employment plus an amount equal to two (2) years of Discretionary Annual Bonus at the target amount based on the bonus program then in effect under Section 4(b)(i) on his last day of employment (the “Severance Payment”). The Severance Payment shall be paid in twenty-four (24) substantially equal monthly installments, commencing after Mr. Wardinski’s termination of employment, subject to all legally required payroll deductions and withholdings. The twenty-four (24)-month period during which Severance Payments shall be tendered is the “Severance Payment Period.”

(ii) If Mr. Wardinski is eligible for and timely elects COBRA health care continuation coverage, Employer shall pay or reimburse Mr. Wardinski for the monthly premium cost of such coverage (at the same level of coverage that Mr. Wardinski had as of the date of termination) (the “Additional Amount”) until the end of the Severance Payment Period; provided, however, that Mr. Wardinski shall promptly notify Employer if he becomes eligible to obtain insurance coverage under another group insurance plan, at which time the foregoing payment or reimbursement shall cease. In no event shall payment/reimbursement of the Additional Amount to Mr. Wardinski extend beyond the Severance Payment Period.

(iii) A pro-rata share of any unpaid Discretionary Annual Bonus which Mr. Wardinski otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his employment terminates without Cause or for Good Reason, with such discretionary amount determined by the Playa Board in good faith and prorated based on the number of days Mr. Wardinski is employed in the year of termination. Such pro-rated bonus shall be paid to Mr. Wardinski within sixty (60) days following the later of the end of the calendar year in which such termination occurs and the date the financial results of such year are accepted by the Playa Board (provided, however, that in no event shall such bonus be paid later than March 15th of the calendar year following the calendar year in which the termination occurs) and in no event shall any discretionary amount be determined in a manner different than such amounts are determined for still-employed senior executives of Employer.

(d) Termination by Mr. Wardinski without Good Reason. If Mr. Wardinski terminates this Agreement without Good Reason pursuant to Section 5(e) above, Mr. Wardinski shall only be entitled to receive the payments and benefits described in Section 6(a) above.

(e) Termination upon Death or Disability

(i) If Mr. Wardinski’s employment terminates in the event of his death, Mr. Wardinski’s estate shall be entitled to receive (a) payment of any earned and unpaid portion of his Base Salary through the date of his death, (b) payment of any fully vested and nonforfeitable but unpaid rights as required by the terms of any bonus or other incentive pay plan or any other employee benefit plan or program of Employer or the Playa Affiliates. Additionally, subject to Section 6(h), Mr. Wardinski’s estate shall be entitled to receive: a pro-rata share of any Discretionary Annual Bonus to which he otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his death occurs at no less than the target bonus percentage, paid at the time discretionary annual bonuses are paid to still-employed executives of Employer. Further, Employer shall pay the Additional Amount for a period of twelve (12) months following his date of death. Mr. Wardinski’s estate shall not be entitled to receive any severance pay or benefits or other amounts for termination due to his death other than as provided in this Section 6(e)(i).

(ii) In the event Mr. Wardinski’s employment terminates due to his Disability, he shall be entitled to receive his Base Salary through the date he is terminated due to his Disability, reduced by benefits payable, if any, under any disability insurance policy or plan. Subject to Section 6(h), Mr. Wardinski also shall be entitled to receive a pro-rata share of any Discretionary Annual Bonus to which he otherwise would have been entitled under Section 4(b)(i) above for the calendar year in which his employment terminates due to his Disability, paid at the time discretionary annual bonuses are paid to still-employed executives of Employer; and the Additional Amount for a period of twelve (12) months following the date of termination of his employment; provided, however, that if such insurance coverage becomes available under another group insurance plan during the twelve (12)-month period, payment of the Additional Amount shall cease. Mr. Wardinski shall receive no severance pay or benefits for termination due to his Disability other than as provided in this Section 6(e)(ii).

(f) Non-Renewal of Employment. If either Mr. Wardinski or Employer causes the Employment Period to end by delivering a Non-Renewal Notice to the other in accordance with Section 1 above, then Mr. Wardinski shall only be entitled to receive the items referenced in Section 6(a) above.

(g) Termination following Change in Control. If a Change in Control (as defined below) occurs during the Employment Period, the following provisions shall apply:

(i) Termination without Cause or for Good Reason. If Employer terminates Mr. Wardinski’s employment without Cause or Mr. Wardinski terminates his employment for Good Reason within two (2) years following a Change in Control, then, subject to Section 6(h), the termination shall be treated as a termination pursuant to Section 6(c) above; provided, however, that for purposes of this Section 6(g)(i), the Severance Payment shall be an aggregate amount equal to three (3) times Base Salary at the rate in effect on the date of termination plus an amount equal to three (3) years of Discretionary Annual Bonus at the target amount based on the bonus program then in effect under Section 4(b)(i). Such Severance Payment shall be paid out in a lump sum following Mr. Wardinski’s execution of the Separation Agreement pursuant to Sections 6(h) and (i) below.

For purposes of this Agreement, a “Change in Control” means a (i) Change in Ownership of Playa, (ii) Change in Ownership of Assets of Playa, or (iii) a Change in Effective Control of Playa, as described herein and construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(A) A “Change in Ownership of Playa” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, ownership of the equity interests of Playa that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa. However, if any Person is, or Persons Acting

as a Group are, considered to own more than fifty percent (50%) of the total fair market value or total voting power of the equity interests of Playa, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Playa. An increase in the percentage of equity interests owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Playa acquires its equity interests in exchange for property shall be treated as an acquisition of equity interests.

(B) A “Change in the Ownership of Assets of Playa” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Playa that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Playa immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Playa, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(C) A “Change in Effective Control of Playa” shall occur on the date more than fifty percent (50%) of the members of the Playa Board are replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the existing members of the Playa Board.

The following rules of construction apply in interpreting the definition of Change in Control:

(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Playa and by entities controlled by Playa or an underwriter of the equity interests of Playa in a registered public offering.

(B) Persons shall be considered to be “Persons Acting as a Group (or a Group)” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with Playa. If a Person owns equity interests in both Playa and the other corporation that enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction, such holder is considered to be acting as a Group with other holders only with respect to the ownership in the entity giving rise to the change and not with respect to the ownership interest in Playa. Persons shall not be considered to be acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) For purposes of this definition, fair market value shall be determined by the Playa Board.

(D) A Change in Control shall not include a transfer to a related person as described in Code Section 409A (as defined below).

(E) For purposes of this definition, Code Section 318(a) applies to determine ownership. Equity underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for equity that is not substantially vested (as defined by Treasury Regulation §§1.83-3(b) and (j)), the equity underlying the option is not treated as owned by the individual who holds the option.

(h) Separation Agreement Required for Severance Payments. Provision of any of the benefits under Section 6(c), (e), or (g) above is contingent upon Mr. Wardinski (or Mr. Wardinski’s estate, if applicable) executing, delivering to Employer, and not revoking a Separation and General Release Agreement (the “Separation Agreement”) in a form acceptable to Employer, which shall be substantially similar to the form attached hereto as Exhibit A, and such Separation Agreement becoming irrevocable and effective no later than the sixtieth (60th) day following the termination of Mr. Wardinski’s employment.

(i) Payments upon Separation. Notwithstanding any contrary payment provisions of this Section 6, payments in connection with a separation from service under this Agreement shall be made as of the latest of the following dates: (i) the sixtieth (60th) day following the termination of Mr. Wardinski’s employment and his delivery without revocation of the executed Separation Agreement; (ii) to the extent required under Section 11(b) below, the first business day that is six (6) months following Mr. Wardinski’s separation from service; or (iii) the payment date required under the terms of any deferred compensation plan subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Code Section 409A”). Amounts otherwise payable prior to these dates shall be delayed pursuant to this provision. Mr. Wardinski shall not retain the ability to elect the tax year of any payments under the Separation Agreement and to the extent any payment could be made in one (1) of two (2) tax years, such payment shall be made in the later tax year. All payments under this Agreement shall be subject to all applicable federal, state, and local tax withholding.

(j) Cooperation. Following the Employment Period, Mr. Wardinski shall assist and cooperate with Employer and the Playa Affiliates in the orderly transition of work to others if so requested by Employer or the Playa Affiliates. Mr. Wardinski shall cooperate with Employer and the Playa Affiliates and be responsive to requests for information by any of them relating to their respective business matters about which Mr. Wardinski may have information or knowledge and reasonably assist Employer and the Playa Affiliates, as the case may be, with any litigation, threatened litigation or arbitration proceeding relating to Employer’s or any Playa Affiliate’s business as to which business Mr. Wardinski had relevant knowledge, and Employer shall reimburse Mr. Wardinski for reasonable costs, including reasonable attorneys’ fees and expenses, actually incurred by Mr. Wardinski in connection with such assistance.

7. Confidentiality

(a) Definition of Proprietary Information. Mr. Wardinski acknowledges that he may be furnished or may otherwise receive or have access to confidential information which relates to Employer’s or a Playa Affiliate’s past, present or future business activities, strategies, services or products, research and development; financial analysis and data; improvements, inventions, processes, techniques, designs or other technical data; profit margins and other financial information; fee arrangements; terms and contents of leases, asset management agreements and other contracts; tenant and vendor lists or other compilations for marketing or development; confidential personnel information (e.g., medical records, organizational charts, personnel files, and similar confidential information); or other information regarding administrative, management, financial, marketing, leasing or sales activities of Employer or any Playa Affiliates or of a third party which provided proprietary information to either or both on a confidential basis. All such information, including any materials or documents containing such information, shall be considered by Employer, the Playa Affiliates, and Mr. Wardinski as proprietary and confidential information of Employer and the Playa Affiliates (the “Proprietary Information”).

(b) Exclusions. Notwithstanding the foregoing, Proprietary Information shall not include (i) information disseminated by Employer or Playa Affiliates on a non-confidential basis to third parties in the ordinary course of business; (ii) information in the public domain not as a result of a breach of any duty by Mr. Wardinski or any other person; or (iii) information that Employer or Playa Affiliates, as the case may be, does not consider confidential.

(c) Obligations. Both during the Employment Period and after termination of his employment for any reason, including expiration of the Employment Period, Mr. Wardinski shall preserve and protect the confidentiality of the Proprietary Information and all physical forms thereof, whether disclosed to him before this Agreement is signed or afterward. In addition, Mr. Wardinski shall not (i) disclose or disseminate the Proprietary Information to any third party, including employees of Employer or Playa Affiliates without a legitimate business need to know; (ii) remove the Proprietary Information from Employer’s or any of the Playa Affiliate’s premises without a valid business purpose; or (iii) use the Proprietary Information for his own benefit or for the benefit of any third party.

(d) Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”)

(i) Notwithstanding any other provision of this Agreement, Mr. Wardinski shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) Notwithstanding any other provision of this Agreement, if Mr. Wardinski files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Mr. Wardinski may disclose the Employer’s trade secrets to Mr. Wardinski’s attorney and use the trade secret information in the court proceeding if Mr. Wardinski:

(A) files any document containing the trade secret under seal; and

(B) does not disclose the trade secret, except pursuant to court order.

(e) Communications with Government Agencies. Nothing in this Agreement or any other agreement between Employer and Mr. Wardinski or any policy of Employer:

(i) limits Mr. Wardinski’s ability, without notice to or approval from Employer:

(A) to disclose information that he is specifically required by court order, subpoena, or law to disclose (provided, however, that Mr. Wardinski agrees to disclose only that portion of Proprietary Information that is legally required to be disclosed);

(B) to disclose information that may not be prohibited from disclosure by private agreement (including, without limitation, communicating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Health and Safety Administration, the Securities and Exchange Commission, or any other government agency (each a “Government Agency”) about a potential violation of the law);

(C) to file a charge or complaint with a Government Agency;

(D) to participate in an investigation or proceeding conducted by a Government Agency;

(E) to provide information or documents to a Government Agency in connection with an investigation or proceeding; or

(ii) restricts Mr. Wardinski’s right to receive a reward or incentive for information provided to a Government Agency.

(f) Return of Proprietary Information. Mr. Wardinski acknowledges that all the Proprietary Information pre-existing, used or generated during the course of his employment by Employer and his performance of the Playa Appointments is the property of Employer and the Playa Affiliates, as the case may be, and Mr. Wardinski holds and uses such as a trustee for Employer or the Playa Affiliates and subject to Employer’s and the Playa Affiliates’ sole control. Mr. Wardinski shall deliver to Employer or the Playa Affiliates, as applicable, all documents and other tangibles (including diskettes and other storage media) containing the Proprietary Information, as well as any other property belonging to the Playa Affiliates (x) at any time upon request by the Playa Board or the applicable Playa Affiliate during his Employment Period and (y) immediately upon termination of the Employment Period.

8. Noncompetition

The following definitions shall apply for the purpose of this Section 8:

(i) “Competing Business” shall mean (a) acting as an owner or a lessee of all-inclusive beachfront resorts and hotels located in the Restricted Area; or (b) asset or operational management for all-inclusive beachfront resorts and hotels located in the Restricted Area. Notwithstanding any provision to the contrary in this Agreement, Competing Business shall exclude: Mr. Wardinski’s ownership of five percent (5%) or less of the outstanding stock of any publicly traded corporation or other entity; or of an equity interest in any other entity approved by the Playa Board and listed on Exhibit B hereto; or Mr. Wardinski’s service on the Board of Directors of any Playa Affiliate.

(ii) “Customer” shall mean any hotel, conference center, lodging business, or real estate investment trust with which Employer or any Playa Affiliates had, during the last two (2) years of Mr. Wardinski’s employment with Employer or any Playa Affiliate an existing lease, sublease, or management contract, and Mr. Wardinski had business contact with such entity or gained Proprietary Information regarding such entity during his employment.

(iii) “Prospective Customer” shall mean any person or entity to whom Mr. Wardinski or Employer or any of the Playa Affiliates sent or delivered a written sales or servicing proposal, quote or contract, or with whom Mr. Wardinski or Employer or any of the Playa Affiliates had business contact for the purpose of developing that person or entity into a customer of Employer or a Playa Affiliate, in either case where Mr. Wardinski had business contact with such person or entity or gained Proprietary Information regarding such person or entity during his employment with Employer or any Playa Affiliate.

(iv) “Restricted Area” shall mean within Mexico, Jamaica, the Dominican Republic and any other geographic area included in Employer’s and any Playa Affiliate’s business plans during the Employment Period.

(v) “Restricted Period” shall mean the Employment Period and a period of twelve (12) months following the expiration, resignation or termination of Mr. Wardinski’s employment.

(vi) “Solicit” shall mean to knowingly solicit, call upon, or initiate communications or contacts with a person or entity for the purpose of developing or continuing a business relationship.

(a) Restriction on Competition. During the Restricted Period, Mr. Wardinski shall not engage, directly or indirectly, either individually or through another person or entity, whether as an owner, employee, consultant, partner, principal, agent, representative, stockholder or otherwise, of, in, to or for any Competing Business in the Restricted Area; provided, however, that the restriction on employment or other services shall be limited to types of services provided by Mr. Wardinski to such Competing Business which are similar to those Mr. Wardinski provided to the Employer and/or the Playa Affiliates.

(b) Non-Solicitation of Customers. During the Restricted Period, Mr. Wardinski shall not Solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any Customer or Prospective Customer of Employer or any of the Playa Affiliates for (a) any line of business that Employer or Playa Affiliates conducts or plans to conduct as of the date of Mr. Wardinski’s termination of employment for the purpose of conducting, marketing or providing for a Competing Business; or (b) attempt to cause such Customer or Prospective Customer to diminish or materially alter its relationship (or prospective relationship) with Employer.

(c) Non-Solicitation of Employees. During the Restricted Period, Mr. Wardinski shall not, directly or indirectly, Solicit or employ or cause any person or entity, other than a Playa Affiliate, to Solicit or employ any person who is then or was at any time during the twelve (12)-month period prior to Mr. Wardinski’s termination as an employee of Employer or any of the Playa Affiliates and who is at the time of such solicitation or attempted hiring a director, vice president, senior vice president, executive vice president or similar position of Employer or any of the Playa Affiliates, provided that it is not a violation of this sentence to make general solicitations for employment not directed at employees of Employer or any Playa Affiliate.

(d) Acknowledgement. Mr. Wardinski acknowledges that he will acquire much Proprietary Information concerning the past, present and future business of Employer and the Playa Affiliates as the result of his employment with Employer and his performance of the Playa Appointments, as well as access to the relationships between Employer, and the Playa Affiliates and their respective clients and employees. Mr. Wardinski further acknowledges that the business of Employer and the Playa Affiliates is very competitive and that competition by him in that business during the Employment Period and the Restricted Period would irreparably injure Employer and the Playa Affiliates, as the case may. Mr. Wardinski understands that the restrictions contained in this Section 8 are reasonable and are required for Employer’s and the Playa Affiliates’ legitimate protection, and do not unduly limit his ability to earn a livelihood. Mr. Wardinski further acknowledges the Restrictive Covenants set forth in Sections 7 and 8 do not supersede any confidentiality or restrictive covenant obligations Mr. Wardinski owes to Employer or any of the Playa Affiliates, which provide Employer and/or the Playa Affiliates with cumulative and not alternative rights.

(e) Severability. If any court or arbitrator determines that any provision of this Section 8 is invalid or unenforceable as written, it shall be construed by limiting and reducing it to be enforceable to the maximum extent compatible with applicable law. In case such provision may not be made enforceable in such manner, this Section shall be construed as if such provision had never been contained herein, and the remainder of this Section 8 shall not thereby be affected and shall be given full effect, without regard to the invalid portion.

(f) Breach of Restrictive Covenants. Notwithstanding any arbitration provisions contained in this Agreement, Employer and the Playa Affiliates shall have the right and remedy (in addition to any other remedies that Employer and the Playa Affiliates may have) to have the provisions of this Section 8 specifically enforced by a court of competent jurisdiction without any requirement to post a bond or to first seek a remedy through arbitration, including by temporary or permanent injunction, it being acknowledged and agreed that any such violation may cause irreparable injury to Employer and the Playa Affiliates and that money damages will not provide an adequate remedy to Employer or the Playa Affiliates. The Employer and the Playa Affiliates shall also have the right to seek damages for any breach of this Section 8.

9. Mr. Wardinski Representations

Mr. Wardinski represents and warrants to Employer that he is aware of the essential functions of his position set forth in Section 2 above, and that he is able to perform all of the essential functions of CEO and the Playa Appointments with or without a reasonable accommodation under the law. Further, except as otherwise identified in this Agreement, Mr. Wardinski is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent him from performing his obligations under this Agreement.

10. Arbitration

(a) Jury Trial Waiver, Arbitration. TO THE FULLEST EXTENT ALLOWED BY LAW, THE PARTIES AGREE THAT ANY DISPUTE ARISING OUT OF OR RELATING TO THEIR RELATIONSHIP OR TERMINATION OF THAT RELATIONSHIP, OR THE RELATIONSHIP BETWEEN MR. WARDINSKI AND ANY OF THE PLAYA AFFILIATES, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT, OTHER THAN WITH RESPECT TO THE RIGHT OF EMPLOYER AND THE PLAYA AFFILIATES TO

SEEK INJUNCTIVE RELIEF IN COURT PURSUANT TO SECTIONS 7 AND 8 HEREOF, SHALL BE SUBMITTED TO FINAL AND BINDING ARBITRATION IN FAIRFAX, VA. Such arbitration shall be governed by the Federal Arbitration Act (“FAA”) to the exclusion of any state law inconsistent with the FAA and conducted before a neutral arbitrator for determination in accordance with the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) (a copy of the most current JAMS Rules may be obtained by visiting https://www.jamsadr.com/rules-employment-arbitration/english). The arbitrator has the authority to award any type of relief or damages that could otherwise be awarded by a judge or jury to Mr. Wardinski or Employer (or Playa Affiliates) in their individual capacities. The arbitrator shall not, however, modify or disregard any provision of this Agreement. Each Party shall be responsible for its or his own costs incurred in such arbitration and in enforcing any arbitration award, including attorneys’ fees and expenses, provided that the prevailing party shall have the right, in addition to any other relief granted by such arbitrator (or by any court of competent jurisdiction with respect to Sections 7 and 8 hereof), to recover reasonable attorneys’ fees based on a determination by the arbitrator (or, with respect to Sections 7 and 8 hereof, the court) as to which party prevailed in the material issues raised by the dispute). Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Mr. Wardinski hereby consents to personal jurisdiction and exclusive venue in the United States District Court for the Eastern District of Virginia, if such court can exercise jurisdiction over the matter for any action brought by Employer (or a Playa Affiliate) seeking injunctive relief. In the event the foregoing court lacks jurisdiction, Mr. Wardinski consents to personal jurisdiction and exclusive venue in the courts of Fairfax County, Virginia. ALL CLAIMS CONCERNING THIS AGREEMENT FOR INJUNCTIVE RELIEF SHALL BE TRIED BY A JUDGE IN A NON-JURY TRIAL.

11. Miscellaneous

(a) Parachute Payments. In the event that (i) any severance payment, insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to Mr. Wardinski shall constitute a “parachute payment” within the meaning of Code Section 280G (“Parachute Payment”) and be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), and (ii) if the payments to Mr. Wardinski were reduced to the minimum extent necessary so that such payments did not constitute Parachute Payments, the net benefits retained by Mr. Wardinski after the deduction of any federal, state or local income taxes would be greater than the net benefits retained by Mr. Wardinski if there was no such reduction after the deduction of Excise Tax and any federal, state or local income taxes, then such payments shall be so reduced. Such reduction shall be accomplished in any manner deemed appropriate by Employer after consultation with Mr. Wardinski. For purposes of making the foregoing determination: (1) Parachute Payments provided under arrangements with Mr. Wardinski other than this Agreement, if any, shall be taken into account in determining the total amount of Parachute Payments received by Mr. Wardinski so that the amount of Parachute Payments that are attributable to provisions of this Agreement is maximized; and (2) Mr. Wardinski shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation for Mr. Wardinski’s taxable year in which the Parachute Payments are includable in Mr. Wardinski’s income for purposes of federal, state and local income taxation. The determination of whether the Excise Tax is payable, and the amount of any reduction necessary to make the Excise Tax not payable, as well as whether such a reduction would result in greater after-tax benefits to Mr. Wardinski, shall be made in writing in good faith by a nationally-recognized independent certified public accounting firm approved by Employer and Mr. Wardinski, such approval not to be unreasonably withheld (the “Accounting Firm”). For purposes of making the calculations required by this Section 11(a), to the extent not otherwise specified herein, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon. Employer and Mr. Wardinski shall furnish such information and documents as may be reasonably requested in connection with the performance of the calculations under this Section 11(a). Employer shall bear all costs incurred in connection with the performance of the calculations contemplated by this Section 11(a).

(b) Section 409A Compliance. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement shall be provided in accordance with the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv), such that any in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Code Section 105(b), and any in-kind benefits and reimbursements shall not be subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Mr. Wardinski and, if timely submitted, reimbursement payments shall be promptly made to Mr. Wardinski following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall Mr. Wardinski be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Mr. Wardinski pursuant to the severance pay provisions of Section 6 above and the parachute payment provisions of Section 11(a) above are intended to be exempt from treatment as nonqualified deferred compensation under Code Section 409A to the maximum extent permitted by the Code and applicable Treasury Regulations, including exemptions under Treasury Regulation Section 1.409A-1(b)(9) (separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (short-term deferrals). If Mr. Wardinski is treated as a “specified employee” (as determined by the Employer in its discretion in accordance with applicable regulations under Code Section 409A) at the time of his separation from service (within the meaning of Code Section 409A) from Employer and each employer treated as a single employer with Employer under Code Section 414(b) or (c) (provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent”) and if any amounts of nonqualified deferred compensation (within the meaning of Code Section 409A) are payable under this Agreement by reason of Mr. Wardinski’s separation from service, then payment of the amounts so treated as nonqualified deferred compensation which would otherwise be payable during the six (6)-month period following Mr. Wardinski’s separation from service shall be delayed until the earlier of (i) the first business day which is at least six (6) months and one (1) day following the date of such separation from service, (ii) the death of Mr. Wardinski, or (iii) such earlier date on which payment is permitted under Code Section 409A(a)(2)(B), and such payment shall be increased for delayed payment based on a crediting rate of the applicable federal short-term rate under Code Section 1274(d) (as determined on the date(s) payment(s) would have otherwise been made) from the date payment(s) would have otherwise been made without regard to this provision and the date payment is actually made. Any series of payments due under this Agreement, other than a payment which is a life annuity, shall for all purposes of Code Section 409A be treated as a series of separate payments and not as a single payment. If any amount otherwise payable under this Agreement by reason of a termination of employment from Employer is treated as nonqualified deferred compensation (within the meaning of Code Section 409A), then instead of making such payment upon occurrence of the termination of employment, such payment shall be made at such time as Mr. Wardinski has a separation from service (within the meaning of Code Section 409A) from Employer and each employer treated as a single employer with Employer, as determined above.

(c) Compensation Recovery Policy. Mr. Wardinski agrees and consents to the application to Mr. Wardinski of such compensation recovery policy as has been adopted by Playa on behalf of Playa, Employer and the Playa Affiliates, and as such policy may be amended from time to time. Mr. Wardinski understands and agrees that the terms of such policy shall be determined by the Playa Board in its discretion based on the interests of Playa, Employer and the Playa Affiliates and such policy shall apply to Mr. Wardinski by its terms whether or not required by law or a listing standard to which Playa is subject.

(d) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective (i) upon personal delivery, (ii) upon deposit with the United States Postal Service, by registered or certified mail, postage prepaid or (iii) in the case of email transmission or delivery by nationally recognized overnight delivery service, when received, addressed as follows:

(i)	If to Employer, to:

Playa Resorts Management, LLC

3950 University Drive

Suite 301

Fairfax, Virginia 22030

Attention: General Counsel

Fax No. 571-529-6091

Email: tracy.colden@playaresorts.com

(ii)	If to Playa, to:

Playa Hotels and Resorts N.V.

3950 University Drive Suite 301

Fairfax, Virginia 22030

Attention: General Counsel

Email: tracy.colden@playaresorts.com

(iii)	If to Mr. Wardinski, to:

Mr. Bruce D. Wardinski

Address on File

or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.

(e) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(f) Entire Agreement. As of the Effective Date, this Agreement and Section 7 of the Prior Employment Agreement constitute the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. With the exception of Section 7, the Prior Employment Agreement is declared null and void as of the Effective Date.

(g) Amendment. This Agreement may be amended or modified only after approval by the Playa Board and by a written instrument executed by both Employer and Mr. Wardinski.

(h) Governing Law. This Agreement and the legal relations thus created between the Parties hereto shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of laws principles.

(i) Successors and Assigns; Change in Control. This Agreement is personal in its nature and Mr. Wardinski shall not assign, delegate, or transfer this Agreement or any rights or obligations hereunder. In the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Employer or Playa with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of Employer (or Playa with respect to Section 12). Employer or Playa may assign this Agreement, or any of Employer and/or Playa’s rights hereunder, without the written consent of Mr. Wardinski or any other person.

(j) Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of that or any other right.

(k) Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(l) Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(m) Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

(n) Survival. The provisions of Section 6(j) and Sections 7 through 11 of this Agreement shall survive any termination of Mr. Wardinski’s employment.

12. Playa Appointments.

(a) Mr. Wardinski’s appointment as Playa CEO and Playa Chairman of the Board shall continue until terminated as provided herein.

(b) Mr. Wardinski shall devote such business time, attention, skill, and effort to the performance of his duties necessary to serve as Playa CEO and Playa Chairman of the Board. Mr. Wardinski shall report to the Playa Board, who shall have the final and exclusive authority to direct, control and supervise the activities of Mr. Wardinski as Playa CEO and Playa Chairman of the Board. Mr. Wardinski shall perform his duties to the best of his ability, shall adhere to Playa’s published policies and procedures, and shall use his best efforts to promote Playa’s interests, reputation, business, and welfare. Mr. Wardinski shall serve in fiduciary relationship to Playa.

(c) Playa and Mr. Wardinski shall resolve any disputes relating to this Agreement pursuant to Section 10 above.

13. No Other Employment or Compensation

Mr. Wardinski (x) represents and warrants to Employer and the Playa Affiliates that, and (y) agrees that during the Employment Period, (a) he is not and shall not be a party to any employment agreement or directly or indirectly involved in any employment or consulting arrangement or relationship with Employer or any Playa Affiliate, except for this Agreement and as expressly permitted hereunder, and (b) he is not and shall not be directly or indirectly receiving any compensation, fees or payments of any other kind in exchange for any employment, consulting or other services provided to Employer or any Playa Affiliate, except as provided under this Agreement and as expressly permitted hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

BRUCE D. WARDINSKI:

By:	/s/ Bruce D. Wardinski
Bruce D. Wardinski

PLAYA RESORTS MANAGEMENT, LLC

By:	/s/ Tracy M.J. Colden
Name: Tracy M.J. Colden
Executive Vice President and General Counsel

PLAYA HOTELS & RESORTS, N.V., signs below solely for the purpose of evidencing its agreement to be bound by the terms and conditions of Section 12 of this Agreement:

PLAYA HOTELS & RESORTS, N.V.

By:	/s/ Ryan Hymel
Print Name: Ryan Hymel
Title: Executive Vice President and Chief Financial Officer

EXHIBIT A

Separation and General Release Agreement

This Separation and General Release Agreement (“Agreement”) is entered as of _______________________, between _______________________ (hereinafter referred to as “Executive”) and Playa Resorts Management, LLC, a Delaware limited liability company, and Playa Hotel & Resorts, N.V., a public limited liability company organized and existing under the laws of the Netherlands (hereinafter collectively referred to as the “Company”). Executive and the Company collectively are referred to as the “Parties,” and individually are referred to as a “Party.”

RECITALS

WHEREAS, Executive was employed by Company pursuant to the terms of employment agreement dated __________________, 2024 (the “Employment Agreement”); and

WHEREAS, Executive’s employment has terminated effective _____________ pursuant to Section _______ of the Employment Agreement; and

WHEREAS, Executive is entitled to certain post-termination benefits contingent upon his execution and non-revocation of, and compliance with, this Agreement; and

NOW, THEREFORE, in consideration of the promises, the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Adoption of Recitals. The Parties hereto adopt the above recitals as being true and correct, and they are incorporated herein as material parts of this Agreement.

2. Severance Benefits.

a. Provided that Executive signs and returns this Agreement to the Company, does not revoke it, and complies with the material terms of this Agreement, the Company will provide Executive with the following Severance Benefits: ____________________________________ pursuant to the terms of Section __ of the Employment Agreement (collectively, the “Severance Benefits”).

b. Executive acknowledges and agrees that the Severance Benefits referred to in this Section 2 are consideration for Executive’s promises contained in this Agreement, and that such Severance Benefits are above and beyond any wages, salary, or other sums or benefits to which Executive is entitled from any of the Released Parties (defined below) under the terms of Executive’s employment or service to the Released Parties, or any other source of entitlement. Employee agrees that once Executive receives the Severance Benefits, Executive is not owed and will not seek any additional amounts or benefits from any of the Released Parties. For the avoidance of doubt, if the Effective Date (as defined below) does not occur, no Severance Benefits shall be provided to Executive, and any Severance Benefits that were previously provided to Executive must be returned or repaid.

c. Tax Compliance. Section 11 of the Employment Agreement is incorporated by reference.

3. Release. In consideration of the Severance Benefits, Executive, on Executive’s own behalf and on behalf of Executive’s agents, heirs, executors, administrators, representatives, attorneys, successors and assigns, hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Playa Resorts Management, LLC, Playa Hotel & Resorts, N.V., Playa Management USA, LLC, and all of their related affiliates, subsidiaries, parents, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, Executives, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, the Rehabilitation Act of 1973, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, Sections 1981 and 1983 of the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Immigration Reform and Control Act, the Equal Pay Act, any local, state, federal or foreign whistleblower statute, regulation, ordinance or law, including the Florida Whistleblower Act of 1986 and 1991, the Consolidated Omnibus Reconciliation Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, and the Executive Retirement Income Security Act of 1974, the Florida Civil Rights Act, the Virginia Human Rights Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act, the Virginia Genetic Testing Law, the Virginia Occupational Safety and Health Act, the Virginia Minimum Wage Act, the Virginia Payment of Wage Law, the Virginia Right to Work Law, all as amended; any foreign, federal, state and/or local law, statute, regulation or ordinance prohibiting discrimination, retaliation and/or harassment; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Executive understands that, by releasing all of Executive’s legally waivable claims, known or unknown, against the Released Parties, Executive is releasing all of Executive’s rights to bring any claims against any of them based on any actions, decisions or events occurring through the date Executive signs this Agreement including the terms and conditions of Executive’s employment and the termination of Executive’s employment.

Nothing in this Agreement shall be construed to prohibit Executive from contacting, filing a charge or participating in any proceeding or investigation by the U.S. Equal Employment Opportunity Commission (“EEOC”), the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or other government agency (collectively, “Government Agencies”). Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or on Executive’s behalf, with the exception of any award by the SEC or another Government Agency administering a whistleblower award program.

Executive is not waiving or releasing (a) any rights to his own vested and non-forfeitable rights, if any, in connection with a grant of equity or under the Company’s benefit plans and programs, in each case in accordance with their terms and conditions; (b) any right to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) any claims which by law cannot be waived by private agreement; (d) any rights to be indemnified by the Company or any rights Executive may have under a directors and officers insurance policy; and/or (e) the right to enforce this Agreement or challenge the validity of this Agreement under the ADEA.

4. Continuing Obligations. Executive acknowledges and reaffirms Executive’s restrictive covenants contained within Sections 6(j), 7, and 8 of the Employment Agreement (collectively, the “Reaffirmed Covenants”). The Reaffirmed Covenants are not superseded or limited by this Agreement (nor is this Agreement limited by such Reaffirmed Covenants), and continue to apply notwithstanding any other provisions in this Agreement.

5. Acknowledgments and Affirmations. Executive affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Executive signs this Agreement.

6. Rights not Subject to Limitation.

a. Notwithstanding any other provision of this Agreement, nothing herein restricts Executive’s rights under Section 7(d) and (e) of the Employment Agreement, which are incorporated herein by reference.

7. Non-disparagement. Executive understands and agrees that as a condition for the consideration herein described, Executive shall not make any false, disparaging or derogatory statements to any person or entity, including any media outlet, regarding any of the Released Parties

8. Communications with Government Agencies. Nothing in this Agreement or any other agreement between the Company and Executive or any policy of the Company:

a. prohibits Executive from communicating with Government Agencies about a potential violation of the law;

b. limits Executive’s ability, without notice to or approval from Company: (i) to file a charge or complaint with a Government Agency; (ii) to participate in an investigation or proceeding conducted by a Government Agency; or (iii) to provide information or documents to a Government Agency in connection with an investigation or proceeding; or

c. restricts Executive’s right to receive a reward or incentive for information provided to a Government Agency.

9. Amendment and Waiver. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, provided that this Agreement may not be assigned by Executive without the Company’s written consent. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of that or any other right.

10. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11. Nature of Agreement. Executive understands and agrees that this Agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of any Released Party.

12. Acknowledgments. Executive acknowledges that Executive has been given at least 21 days to consider this Agreement, and that the Company advised Executive to consult with an attorney of Executive’s own choosing prior to signing this Agreement. Executive understands that Executive may revoke this Agreement for a period of seven (7) days after Executive signs this Agreement by notifying the Company’s General Counsel, in writing, and the Agreement shall not be effective or enforceable until the expiration of the Revocation Period. Executive understands and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that Executive has received consideration beyond that to which Executive was previously entitled.

13. Tax Provision. In connection with the separation benefits to be provided to Executive pursuant to the Employment Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for any and all applicable taxes with respect to such payments under applicable law. Executive acknowledges that Executive is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments set forth in the Employment Agreement.

14. Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause Executive to sign this Agreement, and that Executive fully understands the meaning and intent of this Agreement. Executive states and represents that Executive had an opportunity to fully discuss and review the terms of this Agreement with an attorney. Executive further states and represents that Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof and signs Executive’s name of Executive’s own free act.

15. Entire Agreement. This Agreement and the Reaffirmed Covenants constitute the entire understanding and agreement between Executive and the Company regarding its subject matter and supersede and cancel any other previous oral and written negotiations, agreements, and commitments between the Parties.

16. Jury Trial Waiver, Arbitration. Section 10 of the Employment Agreement is incorporated herein by reference.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

EXECUTIVE

PLAYA RESORTS MANAGEMENT, LLC

By:
Name:
Its Authorized Representative

PLAYA HOTELS & RESORTS, N.V.

By:
Name:
Its Authorized Representative